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                                                                    Exhibit 11.1


          Computation of Shares Used in Computing Net Income Per Share


                                        December 31,  December 31,  December 31,
                                            1999          1998          1997

Common shares, beginning of period...   21,279,812    21,011,422     20,368,398
Common stock equivalents.............    3,704,442     1,853,835      1,684,985
Treasury stock buyback...............   (3,126,832)     (963,268)      (530,991)
Weighted average shares issued.......      123,539       120,029        358,670

                                        21,980,961    22,022,018     21,881,052